Exhibit 99.3

OPHTHALMIC IMAGING SYSTEMS                     CONTACT:Steven R. Verdooner, CEO

221 Lathrop Way, Suite I                                      (916) 646-2020

Sacramento, CA  95815

                                                      FOR IMMEDIATE RELEASE



OPHTHALMIC IMAGING SYSTEMS ANNOUNCES ANNUAL MEETING OF SHAREHOLDERS

SACRAMENTO, Calif., October 21, 1998 -- Ophthalmic Imaging Systems (OTCBB: OISI) today announced that the Company's Board of Directors (the "Board") has tentatively scheduled an annual meeting of its shareholders to be held on January 7, 1999.

The Board recognizes that the Company did not hold an annual meeting of its shareholders last year in anticipated completion of a transaction with Premier Laser Systems, Inc. ("Premier") pursuant to an agreement between the parties entered into in February 1998. As previously announced, however, the agreement with Premier was terminated in August 1998 due to Premier's inability to close.

Accordingly, in view of the fact that the agreement with Premier has been terminated, the Board has determined that it would be appropriate to schedule its annual meeting of shareholders as soon as practicable following the release of the Company's audited financial statements for the year ended August 31, 1998. The Company anticipates the distribution of proxy materials and other requisite information to its shareholders in early December 1998.

Ophthalmic Imaging Systems is the leading provider of ophthalmic digital imaging systems. The Company designs, develops, manufactures and markets digital imaging and image enhancement systems and analysis software. With over a decade in the ophthalmic imaging business, OIS has consistently been the first to introduce new technology and features. The Company offers customer support through a worldwide network of service technicians.

NOTE: THIS PRESS RELEASE CONTAINS FORWARD LOOKING STATEMENTS THAT ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE SET FORTH IN THE FORWARD LOOKING STATEMENTS. THESE FORWARD LOOKING STATEMENTS REPRESENT OPHTHALMIC IMAGING SYSTEMS' JUDGMENT AS OF THE DATE OF THIS RELEASE. OIS DISCLAIMS ANY INTENT OR OBLIGATION TO UPDATE THESE FORWARD-LOOKING STATEMENTS.